UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2022 (March 14, 2022)
PDC Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37419	95-2636730
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 860-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	PDCE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2022, PDC Energy, Inc. (the “Company”) received notice from Mr. David C. Parke, a member of the Company’s Board of Directors (the “Board”), of his decision not to stand for re-election at the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). As a result, Mr. Parke plans to retire from the Board at the end of his current term, which will expire at the 2022 Annual Meeting.

The decision of Mr. Parke not to stand for re-election was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Parke served on PDC’s board for approximately 18 years, including the past 4.5 years as chairman of the Company’s Compensation Committee, while also serving as a member of both the Audit Committee and Environmental, Social, Governance and Nominating Committee. He has been a valuable member of the Board, playing a fundamental role in transforming the Company’s executive compensation program, routinely engaging with stockholders to solicit feedback, and adding significant expertise and insight at the Board level and to the management team.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2022

PDC ENERGY, INC.
By:	/s/ Nicole Martinet
Name:	Nicole Martinet
Title:	General Counsel, Senior Vice President and Corporate Secretary